Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (February 28, 2019)…The National Security Group, Inc. (NASDAQ:NSEC) today reported a net loss of $1,056,000 for the three months ended December 31, 2018 and net income of $779,000 for the year ended December 31, 2018. Fourth quarter and full year results were adversely impacted by losses related to Hurricane Michael. Unaudited consolidated financial results for the fourth quarter and full year of 2018 and 2017 are summarized as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Gross premiums written	$14,787,000	$14,784,000	$67,174,000	$67,737,000
Net premiums written	$13,027,000	$13,034,000	$60,717,000	$61,388,000

Net premiums earned	$15,092,000	$15,325,000	$60,856,000	$61,163,000
Net investment income	768,000	852,000	3,567,000	3,647,000
Investment gains (losses)	(303,000)	(78,000)	(178,000)	234,000
Other income	155,000	149,000	612,000	596,000
Total Revenues	15,712,000	16,248,000	64,857,000	65,640,000
Policyholder benefits and settlement expenses	11,385,000	7,958,000	40,409,000	42,869,000
Amortization of deferred policy acquisition costs	1,225,000	1,119,000	3,597,000	3,589,000
Commissions	1,760,000	1,776,000	7,555,000	7,723,000
General and administrative expenses	1,764,000	2,411,000	8,839,000	8,821,000
Taxes, licenses and fees	592,000	530,000	2,157,000	2,445,000
Interest expense	318,000	338,000	1,235,000	1,307,000
Total Benefits, Losses and Expenses	17,044,000	14,132,000	63,792,000	66,754,000
Income (Loss) Before Income Taxes	(1,332,000)	2,116,000	1,065,000	(1,114,000)
Income tax expense (benefit)	(276,000)	1,447,000	286,000	89,000
Net Income (Loss)	$(1,056,000)	$669,000	$779,000	$(1,203,000)
Income (Loss) Per Common Share	$(0.42)	$0.26	$0.31	$(0.48)

Reconciliation of Net Income (Loss) to Non-GAAP Measurement
Net income (loss)	$(1,056,000)	$669,000	$779,000	$(1,203,000)
Income tax expense (benefit)	(276,000)	1,447,000	286,000	89,000
Investment (gains) losses	303,000	78,000	178,000	(234,000)
Pretax Income (Loss) From Operations	$(1,029,000)	$2,194,000	$1,243,000	$(1,348,000)

Management Commentary on Results of Operations

Three months ended December 31, 2018 compared to three months ended December 31, 2017:

Premium Revenue:
For the three months ended December 31, 2018, net premiums earned were down $233,000 at $15,092,000 compared to $15,325,000 for the same period in 2017. The decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $136,000. This decline was primarily attributable to a decrease in our surplus lines business in coastal Louisiana.

Investment Gains (Losses):
In 2018, due to a change in Generally Accepted Accounting Principles (GAAP), unrealized gains and losses on equity investments are required to be reported as a component of investment gains/losses on the income statement. These amounts were previously reported as a component of Other Comprehensive Income. For the three-month period ended December 31, 2018, investment losses include a $260,000 decrease in accumulated gains on equity securities held for investment. This decrease in accumulated gains was driven by an overall decline in stock market values experienced late in the fourth quarter of 2018.

Net Income (Loss):
For the three months ended December 31, 2018, the Company had a net loss of $1,056,000, $0.42 loss per share, compared to net income of $669,000, $0.26 income per share, for the same period in 2017. The primary reason for the $1,725,000 decline in our fourth quarter 2018 earnings, compared to the same period last year, was an increase in P&C segment claim activity due to Hurricane Michael. Hurricane Michael made landfall in the panhandle of Florida, as a Category 4 storm, on October 10, 2018. Hurricane Michael primarily impacted our policyholders in Georgia; but also affected policyholders in Alabama and South Carolina. The losses incurred from Hurricane Michael reduced fourth quarter net income by $3,160,000.

Pretax Income (Loss) from Operations:
A primary non-GAAP financial measure utilized by management is pretax income (loss) from operations. This measure consists of net income (loss) before income taxes adjusted for investment gains and losses. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income (loss) from operations is presented in the table above.

For the three months ended December 31, 2018, the Company had a pretax loss from operations of $1,029,000 compared to a pretax income from operations of $2,194,000, for the three months ended December 31, 2017. As mentioned previously, in the fourth quarter of 2018, the P&C segment had an increase in catastrophe related claims from Hurricane Michael. Losses from Hurricane Michael decreased pretax income by $4,000,000, net of reinsurance.

P&C Segment Combined Ratio:
A measure used by management to analyze our P&C subsidiaries underwriting performance is the GAAP basis combined ratio. Maintaining a combined ratio below 100% indicates the Company is making an underwriting profit. For the three months ended December 31, 2018, the P&C segment had a combined ratio of 114.0%. The fourth quarter of 2018 had increased catastrophe losses, compared to 2017, with Hurricane Michael adding 29.0 percentage points to the P&C segment combined ratio. In comparison, the P&C segment ended the fourth quarter of 2017 with a combined ratio of 83.7%. Catastrophe events added 10.5 percentage points to the fourth quarter 2017 combined ratio.

Year ended December 31, 2018 compared to year ended December 31, 2017:

Premium Revenue:
For the year ended December 31, 2018, net premiums earned were down $307,000 at $60,856,000 compared to $61,163,000 in 2017. The decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $207,000. This decline was primarily attributable to a decrease in our surplus lines business in coastal Louisiana.

Investment Gains (Losses):
In 2018, due to a change in GAAP, unrealized gains and losses on equity investments are required to be reported as a component of investment gains/losses on the income statement. These amounts were previously reported as a component of Other Comprehensive Income. For the year ended December 31, 2018, investment losses include a

$203,000 decrease in accumulated gains on equity securities held for investment. This decrease in accumulated gains was driven by an overall decline in stock market values experienced late in the fourth quarter of 2018.

Net Income (Loss):
For the year ended December 31, 2018, the Company had net income of $779,000, $0.31 income per share, compared to a net loss of $1,203,000, $0.48 loss per share, for the same period in 2017. The primary reason for the increase in 2018 year to date earnings compared to 2017 was the reduction in retained catastrophe losses over the twelve-month period in 2018. Also, results in 2017 were adversely impacted by an increase in income tax expense due to revaluation of deferred tax assets under the Tax Cuts and Jobs Act (TCJA). Retained catastrophe losses (net of reinsurance recoveries) were down $5,142,000 in 2018 compared to 2017. In addition, we had a fourth quarter 2017 charge to income tax expense of $803,000 from the net impact of recognition and revaluation of deferred tax assets and liabilities due to enactment of the TCJA.

Pretax Income (Loss) from Operations:
For the year ended December 31, 2018, our pretax income from operations was $1,243,000 compared to a pretax loss from operations of $1,348,000 for the year ended December 31, 2017; an improvement of $2,591,000. The primary reason for the pretax income from operations in 2018 compared to the pretax loss from operations in the prior year was a decrease in the frequency and severity of catastrophe related claims in the P&C segment. While our P&C segment was impacted by Hurricane Michael in the fourth quarter of 2018 and Hurricane Irma in the third quarter of 2017, our property and casualty subsidiary was also impacted by numerous tornado and severe thunderstorm related catastrophe events in the first half of 2017. The reduction in non-hurricane cat events in 2018 compared to the prior year was the primary reason for the decrease in claims and improvement in pretax income from operations.

P&C Segment Combined Ratio:
For the year ended December 31, 2018, the P&C segment had a GAAP combined ratio of 102.4%. Reported claims from Hurricane Michael coupled with reported claims from Hurricane Florence and 17 additional severe weather events in 2018 totaled $9,138,000 (net of reinsurance recoveries) and increased the P&C segment combined ratio by 16.7 percentage points. In comparison, for the year ended December 31, 2017, the P&C segment had a GAAP combined ratio of 102.3%. Reported claims from Hurricane Irma and 25 additional severe weather events in 2017 totaled $14,280,000 and increased the P&C segment combined ratio by 25.7 percentage points. Partially offsetting the 2018 decrease in catastrophe losses was an increase in fire related losses compared to the prior year.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	December 31, 2018	December 31, 2017
	(UNAUDITED)
Invested Assets	$112,690,000	$114,731,000
Cash	$5,676,000	$6,644,000
Total Assets	$144,231,000	$146,438,000
Policy Liabilities	$77,988,000	$76,674,000
Total Debt	$14,352,000	$15,639,000
Accumulated Other Comprehensive Income	$(1,570,000)	$2,646,000
Shareholders' Equity	$45,866,000	$47,625,000
Book Value Per Share	$18.15	$18.88

Invested Assets:
Invested assets as of December 31, 2018 were $112,690,000 compared to $114,731,000 as of December 31, 2017. The primary reason for the decline in invested assets was the increase in market interest rates which reduced the market value of our bond portfolio held for sale by $3,043,000.

Cash:
The Company, primarily through its insurance subsidiaries, had $5,676,000 in cash and cash equivalents at December 31, 2018, compared to $6,644,000 at December 31, 2017. The moderate decline in cash for 2018 was primarily due to payment of claims from Hurricane Michael which occurred in the fourth quarter of 2018.

Total Assets:
Total assets as of December 31, 2018 were $144,231,000 compared to $146,438,000 at December 31, 2017. Asset growth in 2018 was hindered by losses from Hurricane Michael along with a decrease in value of our bond portfolio investments due to increases in market interest rates.

Policy Liabilities:
Policy liabilities were $77,988,000 at December 31, 2018, compared to $76,674,000 at December 31, 2017; an increase of $1,314,000 or 1.7%. The primary reason for the increase in policy liabilities in 2018 compared to the same period last year was a $1,133,000 increase in P&C segment loss reserves.

Debt Outstanding:
Total debt at December 31, 2018 was $14,352,000 compared to $15,639,000 at December 31, 2017. Debt was reduced $1,287,000 during 2018 primarily from the reduction of long-term debt in our holding company. The improvement of balance sheet strength through both capital growth and reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of December 31, 2018 was $45,866,000, down $1,759,000 compared to December 31, 2017 Shareholders' equity of $47,625,000. Book value per share was $18.15 at December 31, 2018, compared to $18.88 per share at December 31, 2017, a decrease of $0.73 per share. The primary factors contributing to the decrease in both book value per share and Shareholders' equity were an accumulated other comprehensive loss of $2,109,000, shareholder dividends of $505,000 and new shares issued under our director compensation plan which totaled $76,000. Partially offsetting these factors was net income of $779,000. The accumulated other comprehensive loss was largely driven by a $2,404,000 net of tax decline in market values in our bond portfolio due to an increase in market interest rates.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.